Exhibit 99.1
Manas Petroleum Corp.
December 2, 2008
Manas Petroleum announces Phase 1 in Kyrgyz Republic completed
Manas Petroleum Corp. (MNAP.OB)

Baar, Switzerland, December 2, 2008

Manas Petroleum Corp. announces that Farmee Santos International Holding Pty Ltd (“Santos”) completed the first of two exploration phases for 5 blocks in the Kyrgyz Republic.  According to the farmin agreement between Santos and Manas’ 100% subsidiary DWM Petroleum AG (“DWM”), Santos committed to spend during the first phase US$10 million for geological studies, reprocessing of up to 5,000 km 2-D seismic and 1,000 km of 2-D seismic or a combination of 2-D and 3-D seismic.

Santos has now committed to commence Phase 2 of the program which will comprise the drilling of three (3) exploration wells and three (3) appraisal wells to a maximum expenditure of US$7,000,000 per well.  Santos retains a right to withdraw from Phase 2 within sixty (60) days of the completion of drilling of the second exploration well.

Disclaimer

This Press Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as "anticipates", "believes", "estimates", "expects", "plans", "intends", "potential" and similar expressions. These statements reflect the Company's current beliefs and are based upon information currently available to it. Accordingly, such forward looking statements involve known and unknown risks, uncertainties and other factors which could cause the Company's actual results, performance or achievements to differ materially from those expressed in or implied by such statements. The Company undertakes no obligation to update or advise in the event of any change, addition or alteration to the information catered in this Press Release including such forward looking statements.

Contact:
Bahnhofstr. 9, P.O. Box 155
CH-6341 Baar
Switzerland
Phone:                    +41 44 718 1030
Fax:                         +41 44 718 1039
Email:                      info@manaspete.com
Web:                      www.manaspete.com